EXHIBIT 2.4

                                    SUB-LEASE

                                (Seventh Avenue)

            AGREEMENT of Lease ("Sub-Lease") made this 28th day of May 2004, to be effective upon Lessor's consent, by and between Manchester Technologies, Inc., as Landlord, with offices at 160 Oser Avenue, Hauppauge, New York 11788, and ePlus Technology, Inc., as Tenant, with offices at 400 Herndon Parkway, Herndon, Virginia 20170.

                              W I T N E S S E T H:

      WHEREAS, Landlord is the "Lessee" for the Premises, described in and by the Master Lease located at 469 Seventh Avenue, New York, New York ("Premises") pursuant to an Agreement of Lease dated June 23, 1997 ("Master Lease") with First Willow, LLC, as the "Lessor" and Manchester Technologies, Inc., as the Lessee.

      Landlord does hereby let unto the Tenant, and the Tenant has hired from the Landlord, the Premises, for a term commencing upon the first day of Month in the first month next succeeding Lessor's consent and to expire at noon on the 28th day of February 2005, to be used only in accordance with the uses permitted under the Master Lease. This sublease shall not allow use of the Premises or any part thereof: (a) as a restaurant, luncheonette, or otherwise for the preparation and/or sale of food for on or off premises consumption; (b) as a discount store; (c) as a multiple tenancy store; (d) by a foreign or domestic governmental agency; (e) as a betting parlor or gambling casino; or (f) by a utility company. Lessee retains Barry Steinberg's office and office adjacent to the lab.

1.    The Tenant shall pay the following:


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      a) The base rental shall be equivalent to the "fixed rent" due to Lessor for Lessee pursuant to the Master Lease. Said rental to be paid on the 1st day of each month in advance.

      b) Additional rent representing any and all sums which may be due and owing by Landlord as Lessee as "additional rent" pursuant to the Master Lease.

      c) To the extent not provided by Lessor and chargeable by Lessor to Landlord as Lessee under the Master Lease, a proportionate amount of all other sums with respect to the maintenance and use of the premises, hereinafter Common Area Maintenance or "CAM". "CAM" shall mean the total costs and expenses incurred in operating, equipping, maintaining, insuring, replacing, repairing and policing the common area of the Premises, including without limitation the cost of all materials, supplies and services purchased or hired therefor; the cost and expenses of landscaping, gardening ad planting, cleaning, painting (including line painting), decorating, security, paving, lighting, sanitary control, and removal of snow and ice, trash, garbage and other refuse; heating, ventilating and air conditioning of the enclosed portions of the common areas; fire protection; water and sewerage charges, electricity and other utilities, and all hookup, connection, availability and standby fees pertaining to utilities serving the common areas; professional fees; operation of loudspeakers and any other equipment supplying music to the common areas or any parts thereof; installing and renting of signs; maintenance, repair and replacement of utility systems serving the common areas, including water, sanitary, sewer and storm water lines and other utility lines, pipes and conduits and replacement of structural and non-structural portions of the Premises including without limitation the roof and the facades; the cost of personnel (including without limitation applicable payroll taxes, worker's compensation insurance, disability insurance and fringe benefits) to implement all of the foregoing, including the policing of the common areas and the directing of traffic and parking of automobiles on the parking areas thereof; administrative costs attributable to the


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common areas; Landlord may cause any or all of said services to be provided by an independent contractor or contractors without reducing Tenant's obligations to pay a portion of CAM as elsewhere provided in this Lease.

      Subject to the Master Lease for so long as this Sub- Lease shall be in full force and effect, Landlord grants to Tenant a non-exclusive revocable license to use the common areas of the Premises as granted by Lessor pursuant to the Master Lease, to be used in common by and with other Tenants or such others to whom Lessor may grant access, expressly reserving to Landlord, without limitation, all conditions reserved to the Lessor under the Master Lease, if any. Common areas shall be subject to such reasonable rules and regulations as Landlord may adopt or amend from time to time, and such rules and regulations may alter the size, location or arrangement of such common areas or the type of facilities at any time, Landlord shall not be subject to any liability therefor, nor shall Tenant be entitled to any compensation or diminution or abatement of Rent therefor, nor shall such change or diminution of such areas be deemed a constructive or actual eviction. Tenant further hereby acknowledges, consents and agrees that any or all services, facilities and access by the public to the Premises may also be suspended in whole or in part (without entitling Tenant to any diminution or abatement of rent) as aforesaid and during such temporary times as times as any of the business establishments in the same building of which the Premises is a part, are not open for business, on legal holidays, or such other days as may be declared by local, state or federal authorities as days of observance, or during any periods of actual or threatened civil commotion, insurrection or other circumstances beyond Landlord's control. The rights of Tenant, its agents, employees, and visitors to use the parking facilities shall apply only while they are accessing the Premises for purposes consistent with Tenant's permitted use.


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      d) For purposes hereof the Tenant's proportionate amount of additional rents in paragraph 1(b) and expenses in paragraph 1(c) shall be 100% and such sums shall be due and payable to Landlord as additional rent.

2. The Tenant agrees to perform and be bound by all of the terms, covenants and conditions of the Master Lease with the same force and effect as though fully set forth herein, and all of the terms of said Master Lease are made a part hereof by reference with the same force and effect as though set forth herein.

3. A. In the event the Tenant shall default for a period of five (5) business days in the payment of any sums required to be paid pursuant to Paragraph 1.
a)-c) inclusive, of this Sub- Lease, and in the event said default is not cured within five (5) business days after notice of default has been given, the Landlord shall have the right to recover possession of the Premises in a summary proceeding for non-payment of rent.

      B. In the event the Tenant shall default for a period of fifteen (15) days in the performance of the non-monetary terms, covenants and conditions of the aforementioned Master Lease, or Security Agreement, or of this Sub-Lease, (namely other than a default as to payments required by Paragraph 1. a)-c) inclusive), the Landlord may give the Tenant ten (10) days written notice of its intention to end the term of this Sub-Lease, and upon, the expiration of said ten (10) days, if said default continues to exist, or if reasonably diligent steps to cure said default have not commenced the term under this Sub-Lease shall expire, come to an end and terminate, as fully and completely as if that were the date herein definitely fixed for the expiration of the term, and the Landlord may thereupon, without further notice, re-enter the demised premises, and dispossess the Tenant by summary proceedings or otherwise.


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4. This Sub-Lease is subject to the terms of the Master Lease. This sub-lease shall be subject and subordinate to Master Lease and to the matters to which Master Lease is or shall be subordinate, and that, in the event of termination, re-entry, or dispossess by Lessor under the Master Lease, Lessor may, at its option, take over all of the right, title and interest of Lessee as Landlord under such sublease and Tenant shall at Lessor's option, attorn to Lessor pursuant to the then executory provisions of such sublease, except that Lessor shall not be (x) liable for any previous act or omission of Lessee as Landlord under such sublease, (y) be subject to any offset, not expressly provided in such sublease, that theretofore accrued to such Tenant against Lessee as Landlord under the sublease or (z) be bound by any previous modification of such sublease or by any previous prepayment of more than one month's fixed rent or any additional rent then due.

5. The Landlord and the Tenant, in any action or proceeding involving this Sub-Lease or the Premises, do hereby waive the right to demand a jury trial.

6. Landlord herein shall not be required to comply with any covenants or provisions required to be performed by the Lessor in the Master Lease, but same shall only be complied with by the Lessor under the Master Lease. If requested, the Landlord hereunder shall cooperate with the Tenant hereunder in the enforcement of any obligations to be performed by the Lessor under the Master Lease.

7. All notices, communications and demands under this Sub-Lease shall be made in writing, signed by the Sender, and sent by either (i) certified or registered mail, return receipt, or (ii) hand delivery to a principal of the party, or
(iii) by overnight mail delivery by Federal Express or other recognized carrier. If given to the Landlord, then to it at the address hereinabove stated, with a copy to Kressel, Rothlein & Roth, Esqs., 684 Broadway, Massapequa, New York 11758, and if to the Tenant, then to it at the address hereinabove stated, with a copy to Erica Stoecker, Esq., ePlus Technology, Inc., 406


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Herndon Parkway, Herndon, Virginia 20170, in all cases. Either party may change its address for notice purposes by sending a notice thereof in the manner herein provided. The Landlord and Tenant herein specifically authorize their respective attorneys to prepare and forward any and all notices pursuant to the within Paragraph. Notice shall be deemed given three (3) business days after being sent by certified mail, one (1) business day after being sent by overnight mail, or upon hand delivery.

8. Landlord covenants that so long as Tenant is not in default hereunder in the payment of any rent or compliance with or the performance of any of the terms, covenants or conditions of this Sub-Lease on Tenant's part to be complied with or performed, beyond applicable cure periods, Tenant shall not be hindered or molested by Landlord in Tenant's enjoyment of the Premises.

9. Landlord covenants and agrees to and with Tenant that Landlord will not enter into any modification or amendment of the Master Lease without the approval in writing of Tenant, it being understood and agreed that any such modification or amendment shall be deemed null and void and shall have no effect on the Tenant's rights under this Sub-Lease.

10. In the event the Lessor under Master Lease defaults in the performance of the terms and conditions of the Master Lease to be performed by the Lessor under the Master Lease, and should Landlord refuse to sue for the enforcement of the rights as the Lessee under the Master Lease, then Tenant shall have the right to sue in Landlord's place and stead.

11. Landlord covenants and agrees that it will immediately deliver to Tenant any notice, demand, or other communication it receives from Lessor under the Master Lease.

12. Tenant does hereby agree to indemnify and save Landlord harmless of and from all loss, cost, liability, damage and expense, including without limitation reasonable counsel fees, arising from or


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connected with (a) its failure or refusal to carry out any covenants and obligations hereunder and/or under the Lease for which it is assuming, or (b) any claims made by Landlord or with respect to the Premises.

13. Tenant shall obtain, at Tenant's expense, and keep in effect furing the term of this sublease, (a) commercial general liability insurance (including personal injury and contractual liability) with a liability limit of no less than US $5,000,000, and (b) workers' compensation, disability and unemployment insurance sufficient to meet statutory requirements. Certificates of insurance evidencing such coverage shall be furnished promptly upon the request of Landlord at any time during the term of the sublease. Tenant understands and acknowledges that Landlord shall not be required in any manner to insure Tenant's assets and employees and Tenant shall obtain any and all such insurance as Tenant reasonably deems necessary. Landlord and Lessor are both to be named as an "Additional Insured" in all of the foregoing policies.

14. MISCELLANEOUS

      14.1 It is the intent of Landlord and Tenant that the rents payable under this sublease shall be absolutely equivalent to all sums chargeable to Landlord so that Landlord shall incur no cost or expense relating to the Premises from and after the effective date of the sublease that is not otherwise chargeable to Tenant hereunder.

      14.2 Tenant shall pay to Landlord, as additional rent, all attorneys' fees and disbursements, court costs (if any) and expenses, paid or incurred by Landlord in connection with (i) any action, proceeding or arbitration arising out of Tenant's failure to pay any item of rent or to pay, observe or perform any obligation, and (ii) any failure by Tenant to pay any item of rent or to pay, observe or perform any obligation, irrespective of whether any formal legal action or proceeding is ever instituted against Tenant arising out of such failure.


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      14.3 This sublease contains and embraces the entire agreement between the parties hereto, and neither it nor any part of it may be changed, altered, modified, limited, terminated, or extended orally or by any writing unless such writing is signed by the party to be charged, or its legal representative, successor or assignee. All negotiations, considerations, representations and understandings between Landlord and Tenant are hereby merged into this lease. No change, modification, discharge or abandonment of this lease shall be valid or effective unless set forth in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

      14.4 All sums payable by Tenant pursuant to this sublease, regardless of the purpose, regardless of origination and regardless how characterized, shall be deemed due and payable as additional rent and any default in payment thereof shall constitute a default in the payment of rent. Tenant's obligation to pay all rents shall survive any termination or cancellation of this lease with respect to any item of rent due on any date or attributable to any period prior to such termination or cancellation, even though not yet billed to Tenant.

      14.5 Tenant may not record this sublease without Landlord's prior written consent.

      14.6 In addition to all other remedies available to Landlord under this sublease or at law for Tenant's failure to pay, observe or perform any obligation under this lease, Landlord may on 5 days notice to Tenant, or after such greater time period as may be expressly granted in this sublease with respect to a particular obligation, pay, observe or perform such obligation on Tenant's behalf and expense. Whenever Landlord pays, observes or performs any obligation on behalf of Tenant or in consequence of any default by Tenant, whether such action by Landlord be pursuant to this Section 14.6 or pursuant to any other provision of this lease which grants a more specific right of action to Landlord, the cost thereof, plus twenty (20%) percent of such cost to cover Landlord's time and administrative services (which amount Tenant acknowledges to be fair and reasonable), shall be paid or reimbursed to Landlord within such time period


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as may be expressly provided under such provision, and if no time period is provided, then within 5 days after demand.

15. Provided Tenant is not otherwise in default of this agreement or any other agreement between Landlord and Tenant, Tenant shall have the right to holdover month to month. Landlord may terminate the month to month tenancy on thirty (30) days notice. Anything to the contrary notwithstanding, after September 1, 2004, Landlord may give Tenant ninety (90) days written notice to end this sublease, provided that Landlord has a firm potential replacement for Tenant in which event Tenant shall have a right of first refusal to match any proposed sublease or assignment. In the event of holdover, Tenant shall pay Landlord all rents in the same amounts as the Master Lease, divided by 12 for each month Tenant holds over.

16. During the initial term of this sublease including any holdover period as herein provided, Tenant shall enjoy the right to use all fixtures, equipment and furnishings as presently exist other than personal property and effects of Landlord's officers, agents and employees and also excluding any artwork and other decorative materials and any items scheduled on the schedule of excluded personal property annexed.. Tenant agrees to maintain all such personalty in the same condition as currently exists excepting only reasonable wear and tear. Tenant's option to extend the sublease shall include the right to use of such personalty.

      IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals the day and year first above written.

In the Presence Of:                          Manchester Technologies, Inc.


                                             BY:
-----------------------------                   --------------------------------
                                                  Seth Collins, Vice President


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                                             ePlus Technology, Inc.


                                             BY:
-----------------------------                   --------------------------------
                                                  Kley Parkhurst,
                                                  Senior Vice President


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